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                         August 19, 2022

       Christian Goode
       Chief Executive Officer
       IG Acquisition Corp.
       251 Park Avenue South, 8th Floor
       New York, NY 10010

                                                        Re: IG Acquisition
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 25,
2022
                                                            File No. 001-39579

       Dear Christian Goode:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Real Estate & Construction
       cc:                                              Joshua Englard,
Ellenoff Grossman & Schole LLP